EXHIBIT 10.24

January 21, 2008

Bruce Bennett

4785 Keswick Court

San Diego, CA  92130

Dear Bruce:

We are pleased to offer you the position of Vice President, Manufacturing within Allos Therapeutics, Inc. (“Allos” or the “Company”).  This offer is contingent upon our satisfactory completion of your reference and background checks, drug screening and verification of your eligibility to work within the United States, which can be confirmed with identification documents brought with you on your first day of work.  This position serves as a member of the senior management team, and reports directly to me as President and Chief Executive Officer; provided, however, that unless otherwise determined by the Company’s Board of Directors (the “Board”), you will not be deemed to be an officer of the Company under the Company’s corporate bylaws or otherwise.

You will receive a biweekly salary of $8,846.15, which is an annual equivalent salary of $230,000.  Your salary will be reviewed annually in connection with the Company’s employee performance review and appraisal process and will be subject to such annual increases, if any, as may be determined based upon a review of your individual performance and contributions to the Company during the calendar year.  You will also be eligible to participate in the Company’s Corporate Bonus Plan (the “Plan”), pursuant to which you will be eligible for an annual bonus award to be determined in accordance with the terms of the Plan. For 2008, it is anticipated that your target bonus award under the Plan will equal 25% of your actual base salary earned in 2008, weighted 60% to the achievement of the Company’s corporate objectives and 40% to the achievement of individual objectives determined by the Compensation Committee of the Board or the Company’s Chief Executive Officer.  A copy of the Corporate Bonus Plan will be provided to you.

In addition you will be granted options to purchase 100,000 shares of Allos common stock with a per share exercise price equal to the fair market value of a share of Allos common stock on the date of the grant.  We anticipate that the date of the grant will be no later than the tenth day of the month, or if not a business day, the next succeeding business day, following the month in which you commence employment with the Company.  Provided that you remain an employee of the Company on the applicable vesting date, 25% of the options will vest on the first anniversary of the date of grant and the remaining 75% of the options will vest in equal monthly installments over the next three years.  The options will be subject to the terms and conditions of the Company’s 2000 Stock Incentive Compensation Plan and standard form of stock option agreement, copies of which will be provided to you.

Along with cash compensation and stock options, you will be eligible for all Allos benefits upon commencement of employment.  While benefit programs may change from time to time, our current benefit plans include Life, Accidental Death and Dismemberment, Long Term Disability, Medical, Vision and Dental Insurance.  Allos offers a standard 401(k) retirement savings plan and a 125 tax-free reimbursement plan.  You will be eligible for the elective 401(k) plan upon commencement of employment.  Allos matches 50% of your 401(k) contributions up to a maximum annual match of $5,000.  Allos does not offer a pension or profit sharing plan.  Subject to Allos’ vacation policy, you will accrue vacation on a monthly basis at an annual rate of three weeks.

It is understood and agreed that you will commute between your residence and the Company’s facilities (wherever located) for work as and when directed by the Company’s Chief Executive Officer or as otherwise required to perform your duties, and your expenses incurred while traveling between your residence and the Company’s facilities will be reimbursed to you as business expenses until such date as the Company requests you to relocate your residence within a reasonable distance of the Company’s corporate headquarters (wherever located) (the “Relocation Request”).  It is anticipated that you will commute for the first six (6) to nine (9) months of employment.

Commencing upon the date of the Company’s Relocation Request, the Company will reimburse you up to a maximum of $125,000 for the following relocation costs: (a) customary closing costs incurred by you in connection with the sale of your current residence in California, including brokerage commissions and reasonable attorneys’ fees, (b) customary closing costs incurred by you in connection with the purchase of a new residence within a reasonable distance of the Company’s corporate headquarters (wherever located), (c) customary and reasonable costs of moving you and your family, including personal effects, to your new residence within a reasonable distance of the Company’s corporate headquarters (wherever located); and (d) customary and reasonable commuting and temporary living expenses for you and your family for up to six months (collectively, the “Reimbursement Amount”), subject in all cases to the submission of properly documented receipts.  To the extent that the Reimbursement Amount is taxable as income to you, upon substantiation of the amount of income tax imposed on the Reimbursement Amount, the Company will pay you an amount equal to such tax (the “First Iteration Tax Payment”), provided that the Company will not “gross-up” or otherwise pay your tax on the First Iteration Tax Amount.  Notwithstanding the foregoing, if you fail to relocate your residence within a reasonable distance of the Company’s corporate headquarters within six months after the date of the Company’s Relocation Request, then you will reimburse the Company for all amounts previously paid to you under this paragraph and the immediately preceding paragraph and you will no longer be eligible to receive any payments under this paragraph or the immediately preceding paragraph.  The Company makes no representations regarding the proper tax treatment of Employee’s business expenses and relocation costs that are reimbursed under this paragraph and the immediately preceding paragraph and you are responsible for obtaining independent advice from your own personal tax advisor.

Upon joining Allos you will receive an Allos employee handbook and be expected to sign the Company’s standard form of confidentiality and inventions assignment agreement, a copy which is enclosed for your review.  It is the Company’s policy that its employees maintain confidential any confidential information that they may have received or had access to while working for previous employers.  In addition, it is the Company’s policy that its employees not bring to Allos any documents or property belonging to their previous employers.  Also, please advise us immediately if you are subject to any agreements with any previous employers or third parties (such as confidentiality agreements, non-solicitation agreements, non-competition agreements, etc.) that may limit or in any way impact your ability to perform your job responsibilities at Allos.

This employment offer letter is not intended to create or constitute an employment agreement or contract between you and Allos.  It is also important for you to understand that Colorado is an “at will” employment state.  This means that you will have the right to terminate your employment relationship with Allos at any time for any reason.  Similarly, Allos will have the right to terminate its employment relationship with you at any time for any lawful reason.  This employment offer letter sets forth the entire agreement and understanding of the parties hereto with regard to your employment by the Company and supersedes any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof.

Bruce, we are very excited about having you join our team!  Please acknowledge your acceptance of our offer by returning a signed copy of this letter.

Sincerely,

/s/ Paul L. Berns

Paul L. Berns

President and Chief Executive Officer

I accept this offer of employment with Allos Therapeutics and plan to begin work on January 22, 2008.

Signature:	Date:

/s/ Bruce Bennett	January 22, 2008